Exhibit 99.B(m)(2)(B)

SCHEDULE I

To the Distribution and Service Plan, dated March 27, 2000, of The Victory Portfolios

This Distribution and Service Plan shall be adopted with respect to the Shares of the following Funds of The Victory Portfolios:

1.	Balanced Fund	Class A
2.	Core Bond Fund	Class A
3.	Diversified Stock Fund	Class A
4.	Financial Reserves Fund	Class A
5.	Focused Growth Fund	Class A
6.	Fund for Income	Class A
7.	Government Reserves Fund	Trust and Select
8.	Institutional Money Market Fund	Investor and Select
9.	International Fund	Class A
10.	International Select Fund	Class A
11.	Investment Grade Convertible	Class A
12.	National Municipal Bond Fund	Class A
13.	Ohio Municipal Bond Fund	Class A
14.	Small Company Opportunity Fund	Class A
15.	Special Value Fund	Class A
16.	Stock Index Fund	Class A
17.	Value Fund	Class A

As of February 25, 2009.

THE VICTORY PORTFOLIOS

By:
Christopher K. Dyer
Secretary

Accepted:
VICTORY CAPITAL MANAGEMENT INC.

By:
David C. Brown
Senior Managing Director